Exhibit 1

BRASIL TELECOM S.A.

CNPJ/MF No. 76.535.764/0001-43

NIRE 53 3 0000622 - 9

Publicly-Held Company

CALL NOTICE

EXTRAORDINARY GENERAL MEETING

In compliance with legal and statutory provisions, the shareholders of Brasil Telecom S.A. (the “Company”) are summoned to gather at an Extraordinary General Meeting (“Meeting”) to be held on June 16, 2010, at 11 a.m., in the Company’s headquarters, in the city of Brasília – Federal District, at SIA SUL, ASP, LOT D, BLOCK B, in order to consider and vote on the proposed new exchange ratios between the Company and Telemar announced in the Material Fact dated March 25, 2010 (the “New Exchange Ratios”), that would apply in the final step of the previously announced Corporate Reorganization involving the Company.

GENERAL INFORMATION ABOUT THE MEETING

I. At the Meeting, only the non-controlling holders of common and preferred shares of the Company will have the right to vote.

II. Management’s proposal with respect to the subject matter of the Meeting, and any other documents necessary for the exercise of voting rights at the Meeting, are available to the shareholders of the Company at the Company’s headquarters, at the Company’s Investors Relations website (www.oi.net.br/ri) and at the IPE System of the Brazilian Securities and Exchange Commission, at www.cvm.gov.br.

III. In addition, pursuant to article 27 of CVM Instruction No. 481/09, the Company’s management will initiate a public proxy solicitation process with respect to the matters to be voted on at the Meeting within 10 (ten) business days after the date hereof. For that purpose, in order to facilitate and encourage the participation of shareholders in the Meeting, the Company will make available to its shareholders, without any cost, the electronic voting system Assembleias Online (www.assembleiasonline.com.br) through which shareholders will be able to grant Powers of Attorney in order to vote in favor or against on the matter to be considered at the Meeting, or register their abstention from voting. Shareholders that are not registered with Assembleias Online must register on such website, deliver any required documents and take any actions necessary to be qualified to grant electronic proxies executed with digital certification. For additional information related to the procedures and documents necessary for participation in the Meeting via Assembleias Online, consult the document “Orientation for Participation at Brasil Telecom S.A. Shareholders Meeting called for June 16, 2010”, through the electronic proxy system “Assembléias Online” available at the Company’s Investors Relations website or at the aforementioned Assembleias Online website. The process of public solicitation of proxies will be initiated on May 17, 2010, and shareholders will be able to grant electronic proxies from such date until June 15, 2010. We recommend that shareholders that intend to use the electronic proxy system to initiate the process of registration and certification immediatley, in order to ensure that there will be sufficient time for their participation.

IV. Any Shareholder that intends to be present at the Meeting or appoint an attorney-in-fact must file at SCN, Block 2, Tranch F, Ed. Estação Telefônica Centro Norte, mezzanine, Brasília, DF, to the attention of the Legal Department, between 9:00 a.m. and 12:00 noon or between 2:00 p.m. and 6:00 p.m., no later than two (2) business days prior to the Meeting, the following documents: (i) Legal Entities: certified copies of Acts of Incorporation, Bylaws or Articles of Association, minutes of the meeting that elected the Board of Directors, if any, and minutes of the meeting that elected the Executive Committee, indicating the election of the attorney-in-fact that will be present at the Meeting, (ii) Individuals: certified copy of an identification document and Individual Taxpayers’ Register of the represented shareholder, and (iii) Investment Funds: certified copies of the regulation of the Fund and Bylaws or Articles of Association of its manager, and minutes of election of the attorney-in-fact that will be present at the Meeting. In addition to the documents described in items (i), (ii) and (iii), when represented by an attorney-in-fact, shareholders shall also deliver the corresponding power of attorney, with special powers and notarized by a notary public, certified copies of an identification document and the minutes of the election of the attorney-in-fact that executed the power of attorney that prove the powers to represent the shareholder, and an identification document and Individual Taxpayers’ Register of the attorney-in-fact present at the Meeting.

V. Shareholders holding shares in the Fungible Custody of Registered Shares who wish to participate in the Meeting must file a custody statement issued no later than two (2) business days prior to the Meeting, containing the respective share interest provided by the custodian.

VI. Holders of American Depositary Shares representing common shares or preferred shares of the Company (“ADSs”) will not be entitled to vote at the meeting. However, the Company intends to solicit proxies from holders of ADSs in accordance with the deposit agreements governing such ADSs and the applicable rules of the New York Stock Exchange. Holders of ADSs will receive instructions from The Bank of New York Mellon, as the depositary under the Company’s American Depositary Receipt programs, explaining how to instruct the depositary to vote the common shares and preferred shares represented by the Company’s ADSs.

VII. Holders of ADSs that wish to attend the Meeting or to vote through the electronic system must surrender their ADSs and receive delivery of the common shares or preferred shares of the Company represented thereby in accordance with the terms of the deposit agreements governing the ADSs in sufficient time to allow ownership of the common shares or preferred shares of the Company to be reflected in the custody statement mentioned in item V above.

VIII. Other information related to the Meeting can be obtained from the Investor Relations Department of the Company, by telephone at (21) 3131-1314; (21) 3131-1315 and (21) 3131-1316 or via e-mail:invest@oi.net.br.

Rio de Janeiro, April 30, 2010

José Mauro Mettrau Carneiro da Cunha

Chairman of the Board of Directors

Important Additional Information for U.S. Resident Shareholders and ADR Holders:

The agenda for the Meeting does not include deliberations or votes to approve the proposed share exchange between the Company and Coari Participações S.A. (“Coari”) or the proposed merger of Coari with and into Telemar. Deliberations and votes on these matters will only occur at separate meetings of the affected companies that are validly convened following publication of proper notices of such meetings. A vote or abstention of a shareholder of the Company in the Meeting will not bind that shareholder to vote any applicable voting rights in favor or against the proposed share exchange or the proposed merger, or to abstain from voting, if and when shareholders meetings of the Company, Coari and Telemar, as applicable, are called to deliberate and vote on the proposed share exchange or the proposed merger.

Special Note Regarding Forward-Looking Statements:

This communication contains certain forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. The words “anticipates”, “believes”, “estimates”, “expects”, “plans” and similar expressions, as they relate to Telemar, Coari, and the Company, are intended to identify forward-looking statements. Such statements reflect the current views of management and are subject to a number of risks and uncertainties. The statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, and operating factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations. Undue reliance should not be placed on such statements. Forward-looking statements speak only for the date they are made.